Exhibit 8.1

January 3, 2014

Wells Fargo & Company,

    420 Montgomery Street,

        San Francisco, California 94104.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of (i) $5,748,000 aggregate face amount of Medium-Term Notes, Series K, Principal at Risk Securities Linked to the S&P 500® Index as described in the Company’s Pricing Supplement No. 391 dated December 27, 2013 (“Pricing Supplement 391”) to the Prospectus Supplement dated April 13, 2012 (the “Prospectus Supplement”) and the Prospectus dated April 13, 2012 (the “Prospectus”) contained in the Registration Statement on Form S-3, File No. 333-180728 (the “Registration Statement”) and (ii) $5,100,000 aggregate face amount of Medium-Term Notes, Series K, Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket as described in the Company’s Pricing Supplement No. 392 dated December 27, 2013 (“Pricing Supplement 392”) to Product Supplement No. 7 dated September 10, 2012, the Prospectus Supplement and the Prospectus contained in the Registration Statement. We hereby confirm our opinion as set forth under the headings “United States Federal Income Tax Considerations” in Pricing Supplement 391 and “Material Tax Consequences” in Pricing Supplement 392.

We hereby consent to the reference to us under the headings “United States Federal Income Tax Considerations” in Pricing Supplement 391 and “Material Tax Consequences” in Pricing Supplement 392 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP